                                                                   EXHIBIT 10(p)

February 2000



Ms. Nica Larucci-Miele
1344 Bulrush Ct
Carlsbad, California  92009

Re:  Compensation Package Effective February 1, 2000

Dear Nica:

In accordance with our recent discussions, I am pleased to confirm your new compensation package with Ashworth, Inc. (the "Company").

1. Position; Reporting; Commencement. The position shall continue as Vice President of Design, and you shall continue to report to Randall Herrel in his position of President/CEO. You will continue to be a member of the Company's Executive Committee and Operating Committee. You will be required to observe the Company's personnel and business policies and procedures. In the event of any conflict, the terms of this letter will control.

2. Base Salary; Reviews. Effective February 1, 2000, your annual salary is increased to $185,000.00, less applicable withholding and deductions, which is payable bi-weekly on Fridays. You will be given performance reviews in or about January or February of each year.

3. Bonus Program. You are eligible to participate in the Company's bonus program as outlined under separate cover.

4. Business Expenses; Auto Allowance; Clothing Allowance. You will receive reimbursement for normal, ordinary and reasonable business expenses upon your submission of receipts substantiating the expenses claimed in accordance with Company policy. In addition, you will receive an auto allowance of $350.00 per month. This is a taxable fringe benefit which will be paid bi-weekly with you regular payroll. You will receive a Clothing Allowance in accordance with Company policy to be defined by May 1, 2000.

5. Confidentiality; Use of Licensed Software; Solicitation of Employees; Return of Property; Termination. You acknowledge that, in the course of your employment with the Company, you will have access to confidential information concerning the organization and functioning of the business of the Company, and that such information is a valuable trade secret and the sole property of the Company. Accordingly, except as required by law, legal process, or in connection with any litigation between the parties hereto with respect to matters arising out of this agreement, you agree that you will not, at any time during your employment with the Company or after such employment, whether such employment is terminated as a result of your resignation or discharge, disclose or furnish any such information to any person other than an officer of the Company, and you will make no use of any such information for your personal benefit.

        The Company licenses the use of computer software from a variety of outside companies and, unless authorized by the software developer, does not have the right to reproduce it. You may use software only in accordance with the license agreement, whether on local area networks or on

February 2000
Ms. Nica Larucci-Miele
Page 2 of 2




        multiple machines. If you learn of any misuse of software or related documentation within the Company, you must notify your department manager. If you make, acquire or use unauthorized copies of such computer software, you shall be disciplined as appropriate under the circumstances. Such discipline may include termination.

        You agree that for a period of two years from the date of voluntary or involuntary termination, you will not solicit on your behalf, or on behalf of a third party, any then current employee of the Company, to leave his or her employment with the Company for employment with another employer.

        You further agree that in the event of such termination, whether voluntary or involuntary, you will not remove from the offices of the Company any personal property that does not rightfully and legally belong to you and that you will return on the date of your said termination, to an authorized representative of the Company, any and all property belonging to the Company. You also agree that you will provide passwords on request for personal computer files.

6. At-Will Employment. You understand and agree that you are being employed for an unspecified term and that this is an "at-will" employment relationship. This means that either you or the Company may terminate your employment at will at any time with or without cause or notice.

        If the Company terminates your employment for any reason other than gross negligence or misconduct, the Company agrees to enter into a Consulting Agreement with you for a period of six months from termination date. Consultant fees will be equal to your salary at termination and will be paid monthly. This Consulting Agreement will include a non-compete clause to ensure that during the consulting period you will not engage in employment or consulting services with another company which currently sells or plans to sell in the golf apparel market.

        This at-will aspect of your employment, which includes the right of the Company to transfer, discipline, demote and/or reassign, may not be modified, amended or rescinded except by an individual written agreement signed by both you and the Company's President. This letter sets forth the entire agreement between the parties and there are no prior or contemporaneous representations, promises or conditions, whether oral or written, to the contrary.

If you are in agreement with the terms of this letter, please sign and return one copy of the enclosed letter to the Human Resource Department. Please call if you have any questions.

Sincerely,


/s/Randall L. Herrel, Sr.
-----------------------------------------
Randall L. Herrel, Sr.
President / CEO

ACCEPTED AND AGREED TO THIS
  9th    DAY OF       June   , 2000
---------      --------------  -----

/s/Nica Larucci-Miele
-----------------------------------------
Nica Larucci-Miele